Exhibit 4.5
DESCRIPTION OF SECURITIES

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is an exhibit.

(a)	Common Stock, $0.001 par value per share

We had 20,936,658 shares of our Common Stock issued and outstanding as of December 31, 2019.
Voting Rights
Subject to the provisions of our charter regarding restrictions on the transfer and ownership of our capital stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of capital stock (of which there currently is none), the holders of the common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock, voting as a single class, can elect all of the directors then standing for election and the holders of the remaining shares are not able to elect any directors.
Dividends, Liquidations and Other Rights
All shares of common stock offered and sold will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares (of which there currently are none) and to the provisions of our charter regarding restrictions on transfer of our shares.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our charter, all shares of common stock have equal dividend, liquidation and other rights.

(b)	6.375% Series A Cumulative Term Preferred Stock, $0.001 par value per share
We had 1,150,000 shares of our Series A Preferred Stock issued and outstanding as of December 31, 2019 and 2018,
Dividends
Holders of shares of the Series A Term Preferred Stock are entitled to receive, when, as and if, authorized by our Board of Directors (or a duly authorized committee of the Board) and declared by us, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 6.375% per annum of the liquidation preference of $25.00 per share (equivalent to a fixed annual amount of $1.59375 per share).
Dividends on the Series A Term Preferred Stock are cumulative from (but excluding) the date of original issue and are payable monthly in arrears. The first dividend was payable on September 30, 2016. Dividends are payable to holders of record as they appear in our stock records at the close of business on the applicable record date. The record date for each dividend will be designated by our Board of Directors that is not more than 20 nor less than seven days prior to such dividend payment date.
Our Board of Directors will not authorize, declare, pay or set apart for payment any dividends on shares of Series A Term Preferred Stock at any time that the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits that action or provides that the authorization, declaration, payment or setting apart for payment of those dividends would constitute a breach of or a default under any such agreement, or if such action is restricted or prohibited by law.
Notwithstanding the foregoing, dividends on the Series A Term Preferred Stock will accumulate whether or not restrictions exist in respect thereof, whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not we declare such dividends. Accumulated but unpaid dividends on the Series A Term Preferred Stock will not bear interest, and holders of the Series A Term Preferred Stock will not be entitled to any distributions in excess of full cumulative dividends described above. Except as stated in the two paragraphs below, no dividends will be declared and paid or set apart for payment on any of our common stock or any series or class of equity securities ranking junior to the Series A Term Preferred Stock (other than a dividend in shares of our common stock or in shares of any other class of stock ranking junior to the Series A Term Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment of those dividends is set apart for such payment) on the Series A Term Preferred Stock for all past dividend periods.
If we do not declare and either pay or set apart for payment the full cumulative dividends on the Series A Term Preferred Stock and all shares of capital stock that are equal in rank with Series A Term Preferred Stock, the amount which we have declared will be allocated ratably to the Series A Term Preferred Stock and to each series of shares of capital stock equal in rank so that the amount declared for each share of Series A Term Preferred Stock and for each share of each series of capital stock equal in rank is proportionate to the accrued and unpaid dividends on those shares.
Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Term Preferred Stock have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment is set apart for payment) for all past dividend periods, no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the Series A Term Preferred Stock as to dividends and upon liquidation) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon our common stock, or any of our other capital stock ranking junior to or equal with the Series A Term Preferred Stock as to dividends or upon liquidation, nor shall we redeem, purchase, or otherwise acquire for any consideration (or pay or make any monies available for a sinking fund for the redemption of any such shares) any shares of our common stock, or any other shares of our capital stock ranking junior to or equal with the Series A Term Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for any of our capital stock ranking junior to the Series A Term Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving our qualification as a REIT).

Holders of shares of the Series A Term Preferred Stock are not entitled to any distribution, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series A Term Preferred Stock as described above; however, if we fail to redeem or call for redemption the Series A Term Preferred Stock pursuant to the mandatory redemption required on September 30, 2021, the dividend rate on the Series A Term Preferred Stock will increase by 3.0% per share per annum to 9.375%, until such shares are redeemed or called for redemption. Any dividend payment made on the Series A Term Preferred Stock will first be credited against the earliest accumulated but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series A Term Preferred Stock will accumulate as of the dividend payment date on which they first become payable.
Redemption
Mandatory Redemption
We are required to provide for the mandatory redemption of the Series A Term Preferred Stock on September 30, 2021 at a redemption price of $25.00 per share plus an amount equal to accumulated but unpaid dividends thereon up to but excluding September 30, 2021.
Optional Redemption
The Series A Term Preferred Stock are not redeemable prior to September 30, 2018. However, in order to ensure that we will continue to meet the requirements for qualification as a REIT, the Series A Term Preferred Stock are subject to provisions in our Charter pursuant to which shares of our capital stock owned by a stockholder in excess of 3.3% (or 9.8% in the case of certain Qualified Institutional Investors (as defined in the Charter)) in value of the aggregate of the outstanding shares of capital stock of the Company will be transferred in trust pursuant to Section 7.2.1 of the Charter.
On and after September 30, 2018, at our sole option upon not less than 30 nor more than 60 days’ written notice, we may redeem shares of the Series A Term Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the date fixed for redemption, without interest. Holders of Series A Term Preferred Stock to be redeemed must then surrender such Series A Term Preferred Stock at the place designated in the notice. Upon surrender of the Series A Term Preferred Stock, the holders will be entitled to the redemption price thereon to, but excluding the date fixed for redemption, without interest. If notice of redemption of any shares of Series A Term Preferred Stock has been given and if we have deposited the funds necessary for such redemption with the paying agent for the benefit of the holders of any of the shares of Series A Term Preferred Stock to be redeemed, then from and after the date of such deposit dividends will cease to accumulate on those shares of Series A Term Preferred Stock, those shares of Series A Term Preferred Stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Term Preferred Stock is to be redeemed, the Series A Term Preferred Stock to be redeemed shall be selected ratably by lot or by any other fair and equitable method that the Board may choose.
Unless full cumulative dividends for all applicable past dividend periods on all shares of Series A Term Preferred Stock and any shares of stock that rank on parity with regards to dividends and upon liquidation have been or contemporaneously are declared and paid (or declared and a sum sufficient for payment set apart for payment for all past dividend periods), no shares of Series A Term Preferred Stock will be redeemed. In such event, we also will not purchase or otherwise acquire directly or indirectly any shares of Series A Term Preferred Stock (except by exchange for our capital stock ranking junior to the Series A Term Preferred Stock as to dividends and upon liquidation). However, the foregoing shall not prevent us from purchasing shares pursuant to our Charter, in order to ensure that we continue to meet the requirements for qualification as a REIT, or from acquiring shares of Series A Term Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Term Preferred Stock and any shares of stock that rank on parity with regards to dividends and upon liquidation. So long as no dividends are in arrears, we will be entitled at any time and from time to time to repurchase shares of Series A Term Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.
We will deliver a notice of redemption, by overnight delivery, by first class mail, postage prepaid or electronically to holders thereof, or request our agent, on behalf of us, to promptly do so by overnight delivery, by first class mail, postage prepaid or electronically. The notice will be provided not less than 30 nor more than 60 days prior to the date fixed for redemption in such notice. Each such notice will state: (A) the date for redemption; (B) the number of Series A Term Preferred Stock to be redeemed; (C) the CUSIP number for the Series A Term Preferred Stock; (D) the applicable redemption price on a per share basis; (E) if applicable, the place or places where the certificate(s) for such shares are to be surrendered for payment of the price for redemption; (F) that dividends on the Series A Term Preferred Stock to be redeemed will cease to accumulate from and after such date of redemption; and (G) the applicable provisions of our charter under which such redemption is made. If fewer than all shares held by any holder are to be redeemed, the notice delivered to such holder will also specify the number of Series A Term Preferred Stock to be redeemed from such holder or the method of determining such number. We may provide in any such notice that such redemption is subject to one or more conditions precedent and that we will not be required to affect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such notice. No defect in the notice or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.
If a redemption date falls after a record date and prior to the corresponding dividend payment date, however, each holder of Series A Term Preferred Stock at the close of business on that record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date.
Change of Control
If a Change of Control Triggering Event (as defined below) occurs with respect to the Series A Term Preferred Stock, unless we have exercised our option to redeem such Series A Term Preferred Stock as described above, holders of the Series A Term Preferred Stock will have the right to require us to redeem (a “Change of Control Redemption”) the Series A Term Preferred Stock at a price equal to the liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends up to but excluding the date of payment, but without interest (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control Triggering Event, but after public announcement of the transaction that constitutes or may constitute the Change of Control Triggering Event, a notice will be mailed to holders of the Series A Term Preferred Stock, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to redeem such Series A Term Preferred Stock on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control Triggering Event, state that the Change of Control Redemption is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.
On each Change of Control Payment Date, we will, to the extent lawful:

redeem all Series A Term Preferred Stock or portions of Series A Term Preferred Stock properly tendered pursuant to the applicable Change of Control Redemption;

deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Series A Term Preferred Stock properly tendered; and

deliver or cause to be delivered to the paying agent the Series A Term Preferred Stock properly accepted together with an officers’ certificate stating the Series A Term Preferred Stock being redeemed.

We will not be required to make a Change of Control Redemption upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party redeems all Series A Term Preferred Stock properly tendered and not withdrawn under its offer.
We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the Series A Term Preferred Stock as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Redemption provisions of the Series A Term Preferred Stock, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Redemption provisions of the Series A Term Preferred Stock by virtue of any such conflict.
For purposes of the foregoing discussion of the redemption of the Series A Term Preferred Stock at the option of the holders, the following definitions are applicable.
“Capital Stock” of a corporation means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.
“Change of Control Triggering Event” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any Person, other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control Triggering Event under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.
“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (A) was a member of such Board of Directors on the date the Series A Term Preferred Stock was issued or (B) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
“Person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Voting Stock” means, with respect to any specified Person that is a corporation as of any date, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Term Preferred Stock will be entitled to be paid, out of our assets legally available for distribution to our stockholders, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but excluding, the date of payment, but without interest, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock that ranks junior to the Series A Term Preferred Stock as to liquidation rights. If our assets legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series A Term Preferred Stock and the liquidation preference on any shares of preferred stock equal in rank with the Series A Term Preferred Stock, all assets distributed to the holders of the Series A Term Preferred Stock and any other series of preferred stock equal in rank with the Series A Term Preferred Stock will be distributed ratably so that the amount of assets distributed per share of Series A Term Preferred Stock and such other series of preferred stock equal in rank with the Series A Term Preferred Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series A Term Preferred Stock and on such other series of preferred stock bear to each other. Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Term Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company. After payment of the full amount of the liquidation preference, plus any accumulated and unpaid dividends to which they are entitled, the holders of Series A Term Preferred Stock will have no right or claim to any of our remaining assets. If we convert into or consolidate or merge with or into any other corporation, trust or entity, effect a statutory share exchange or sell, lease, transfer or convey all or substantially all of our property or business, we will not be deemed to have liquidated, dissolved or wound up.
Rank
With respect to the payment of dividends and amounts upon our liquidation, dissolution or winding up, the Series A Term Preferred Stock will rank:

senior to all classes or series of our Common Stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the Series A Term Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

on a parity with all other equity securities we may issue, the terms of which specifically provide that such equity securities rank on a parity with our Series A Term Preferred Stock with respect to dividends and liquidation, none of which exists on the date hereof;

junior to any other class or series of our capital stock the terms of which specifically provide that such equity securities rank senior to the Series A Term Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up, none of which exists on the date hereof; and

junior to all our existing and future indebtedness.

Voting Rights
Holders of the Series A Term Preferred Stock are not entitled to any voting rights, except as described below.
Whenever dividends on any shares of Series A Term Preferred Stock are in arrears for 18 or more consecutive months (a “Dividend Default”), then the holders of those shares together with the holders of all other series of preferred stock equal in rank with the Series A Term Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote separately as a class for the election of a total of two additional directors on our Board of Directors.
The election of these directors will take place at a special meeting called upon the written request of the holders of record of at least 20% of the Series A Term Preferred Stock and the holders of record of at least 20% of any class or series of preferred stock equal in rank with the Series A Term Preferred Stock which like voting rights have been conferred and are exercisable (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders)

or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated from past dividend periods and the then current dividend period have been paid (or declared and a sum sufficient for payment set apart). A quorum for any such meeting will exist if at least a majority of the total outstanding shares of Series A Term Preferred Stock and shares of preferred stock equal in rank with the Series A Term Preferred Stock entitled to like voting rights are represented in person or by proxy at that meeting. The directors elected as described above shall be elected upon the affirmative vote of a plurality of the votes cast by the holders of shares of Series A Term Preferred Stock and preferred stock equal in rank with the Series A Term Preferred Stock voting separately as a single class, present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Term Preferred Stock have been paid in full or declared or set apart for payment in full the holders of the Series A Term Preferred Stock shall be divested of the right to elect directors and, if all dividend arrearages have been paid in full or declared and set apart for payment in full on all series of preferred stock entitled to like voting rights, the term of office of each director so elected shall terminate. Any director so elected may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series A Term Preferred Stock having the voting rights described above, voting separately as a single class with all classes or series of preferred stock entitled to like voting rights. So long as a dividend arrearage continues, any vacancy in the office of a director elected as described above may be filled by written consent of the director elected as described above who remains in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Term Preferred Stock when they have the voting rights described above, voting separately as a single class with all classes or series of preferred stock entitled to like voting rights. These directors shall each be entitled to one vote per director on any matter.
So long as any shares of Series A Term Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Term Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of our charter, including the articles supplementary designating the Series A Term Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Term Preferred Stock. However, with respect to the occurrence of any event listed above, so long as the Series A Term Preferred Stock remains outstanding (or shares issued by a surviving entity in substitution for the Series A Term Preferred Stock) with its terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Term Preferred Stock. In addition (i) any increase in the number of authorized shares of Series A Term Preferred Stock, (ii) any increase in the number of authorized preferred stock or the creation or issuance of any other class or series of preferred stock, or (iii) any increase in the number of authorized shares of such class or series, in each case ranking equal with or junior to the Series A Term Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Term Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
Conversion
The Series A Term Preferred Stock is not convertible into or exchangeable for any of our other property or securities.

(C) 6.00% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share
We had 4,755,869 shares of our Series B Preferred Stock issued and outstanding as of December 31, 2019.
Dividends
Holders of shares of the Series B Preferred Stock will be entitled to receive, when, as and if authorized by our Board of Directors (or a duly authorized committee of the board) and declared by us, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 6.00% per annum of the liquidation preference of $25.00 per share (equivalent to a fixed annual amount of $1.50 per share). Holders of the Series B Preferred Stock are not eligible to participate in the Company’s dividend reinvestment plan.
Dividends on shares of the Series B Preferred Shares will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Dividends on outstanding shares of the Series B Preferred Shares will accrue and be cumulative from the end of the most recent dividend period for which dividends have been paid or, if no dividends have been paid, from the date of issuance. Dividends will be payable monthly in arrears, on or about the fifth day of each month for dividends accrued the previous month or such date as our Board of Directors may designate, to holders of record as they appear in our stock records at the close of business on the applicable record date. The record date for each dividend will be designated by our Board of Directors and will be a date that is prior to the dividend payment date. We currently anticipate the record date will be on or about the 25th of each month, but such date is subject to determination by our Board of Directors.
Our Board of Directors will not authorize, and we will not declare, pay or set apart for payment, any dividends on shares of Series B Preferred Stock at any time that the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits that action or provides that the authorization, declaration, payment or setting apart for payment of those dividends would constitute a breach of or a default under any such agreement, or if such action is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accumulate whether or not (1) restrictions exist in respect thereof, (2) we have earnings, (3) there are funds legally available for the payment of such dividends, or (4) our Board of Directors authorizes or we declare such dividends. Accumulated but unpaid dividends on the Series B Preferred Stock will not bear interest, and holders of the Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative dividends described above.
If we do not declare and either pay or set apart for payment the full cumulative dividends on the Series B Preferred Stock and all shares of capital stock that are equal in rank with Series B Preferred Stock (including shares of the Series A Preferred Stock), the amount which we have declared will be allocated ratably to the Series B Preferred Stock and to each series of shares of capital stock equal in rank so that the amount declared for each share of Series B Preferred Stock and for each share of each series of capital stock equal in rank is proportionate to the accrued and unpaid dividends on those shares.
Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment is set apart for payment) for all past dividend periods, no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) will be declared and paid or declared and set apart for payment nor will any other distribution be declared and made upon our common stock, or any of our other capital stock ranking junior to or equal with the Series B Preferred Stock as to dividends or upon liquidation, nor will we redeem, purchase, or otherwise acquire for any consideration (or pay or make any monies available for a sinking fund for the redemption of any such shares) any shares of our common stock, or any other shares of our capital stock ranking junior to or equal with the Series B Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for any of our capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving our qualification as a REIT).
Ranking
The Series B Preferred Stock will rank, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

senior to all classes or series of our common stock and any future class or series of our capital stock expressly designated as ranking junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up;

on parity with our Series A Preferred Stock and any future class or series of our capital stock expressly designated as ranking on parity with the Series B Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up;

junior to any future class or series of our capital stock expressly designated as ranking senior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up, none of which exists on the date hereof; and

junior to all of our existing and future indebtedness.
Redemption by Stockholders

Optional Redemption Following Death of a Holder
Subject to the restrictions described under “-Stockholder Redemption Option,” and the terms and procedures described below under “-Redemption Procedures,” commencing on the date of original issuance and terminating upon the listing of the Series B Preferred Stock on Nasdaq or another national securities exchange, shares of Series B Preferred Stock held by a natural person upon his or her death will be redeemed at the written request of the holder’s estate for a cash payment of $25.00 per share of Series B Preferred Stock on the Death Redemption Date, which is the tenth calendar day following delivery of such holder’s estate’s request to redeem shares of the Series B Preferred Stock, or if such tenth calendar day is not a business day, on the next succeeding business day.
Stockholder Redemption Option
Subject to the restrictions described herein, and the terms and procedures described below under “-Redemption Procedures,” commencing on the date of original issuance (or, if after the date of original issuance our Board of Directors suspends the redemption program of the holders of the Series B Preferred Stock, on the date our Board of Directors reinstates such program) and terminating on the earlier to occur of (1) the date upon which our Board of Directors, by resolution, suspends or terminates the redemption program, and (2) the date on which shares of the Series B Preferred Stock are listed on Nasdaq or another national securities exchange, holders of the Series B Preferred Stock may, at their option, require us to redeem any or all of their shares of Series B Preferred Stock for a cash payment of $22.50 per share of Series B Preferred Stock on the Stockholder Redemption Date, which is the tenth calendar day following delivery of such holder’s request to redeem shares of the Series B Preferred Stock, or if such tenth calendar day is not a business day, on the next succeeding business day. The maximum dollar amount that we will make available each calendar year to redeem shares of Series B Preferred Stock will not be subject to an annual limit; provided, that our obligation to redeem shares of Series B Preferred Stock is limited to the extent that our Board of Directors determines, in its sole and absolute discretion, that we do not have sufficient funds available to fund any such redemption or we are restricted by applicable law from making such redemption; and is also limited to the extent our Board of Directors suspends or terminates the optional redemption right at any time or for any reason, including after delivery of a Stockholder Redemption Notice but prior to the corresponding Stockholder Redemption Date.
Redemption Procedures
To require us to redeem shares of Series B Preferred Stock, a holder or estate of a holder, as applicable, must deliver a notice of redemption, by overnight delivery or by first class mail, postage prepaid to us at our principal executive offices. Each such notice must be an original, notarized copy and must state: (1) the name and address of the stockholder whose shares of Series B Preferred Stock are requested to be redeemed, (2) the number of shares of Series B Preferred Stock requested to be redeemed, (3) the name of the broker dealer who holds the shares of Series B Preferred Stock requested to be redeemed, the stockholder’s account number with such broker dealer and such broker dealer’s participant number for DTC and (4) in the case of a notice to redeem upon the death of a holder, a certified copy of the death certificate (and such other evidence that is satisfactory to us in our sole discretion) for the natural person who previously held the shares to be redeemed.
If, as a result of the limitations described under “-Stockholder Redemption Option,” the optional redemption right has not been suspended or terminated but fewer than all shares for which a notice of redemption was delivered to us are to be redeemed, the number of shares to be redeemed will be pro rata based on the number of shares of Series B Preferred Stock for which each holder timely submitted a notice of redemption. If a Stockholder Redemption Date is also a Death Redemption Date, the limitations described under “-Stockholder Redemption Option” shall first be applied to any redemption requested upon the death of the holder and then to shares to be redeemed pursuant to the Stockholder Redemption Option.
Upon any redemption of shares of Series B Preferred Stock, the holder thereof will also be entitled to receive a sum equal to all accumulated and unpaid dividends on such shares to, but excluding, the applicable Stockholder Redemption Date or Death Redemption Date (unless such Stockholder Redemption Date or Death Redemption Date falls after a dividend record date and on or prior to the corresponding dividend payment date, in which case each holder of shares of Series B Preferred Stock on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares on or prior to such dividend payment date, and each holder of shares of Series B Preferred Stock that are redeemed on such Stockholder Redemption Date or Death Redemption Date will be entitled to the dividends, if any, occurring after the end of the dividend period to which such dividend payment date relates up to, but excluding, the Stockholder Redemption Date or Death Redemption Date, as the case may be). Upon the redemption of any shares of Series B Preferred Stock, such shares of Series B Preferred Stock will cease to be outstanding, dividends with respect to such shares of Series B Preferred Stock will cease to accumulate and all rights whatsoever with respect to such shares (except the right to receive the per share cash payment for the redeeming shares) will terminate.

We may suspend or terminate the redemption program at any time in our sole discretion.
Optional Redemption by the Company
Except in certain limited circumstances relating to maintaining our qualification as a REIT as described in “-Restrictions on Ownership and Transfer,” we cannot redeem the Series B Preferred Stock prior to the later of (1) first anniversary of the Termination Date and (2) June 1, 2022.
On and after the later of (1) first anniversary of the Termination Date and (2) June 1, 2022, at our sole option upon not less than 30 nor more than 60 days’ written notice, we may redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accumulated and unpaid dividends on such shares to, but excluding, the date fixed for redemption, without interest. Holders of Series B Preferred Stock to be redeemed must then surrender such Series B Preferred Stock at the place designated in the notice. Upon surrender of the Series B Preferred Stock, the holders will be entitled to the redemption price. If notice of redemption of any shares of Series B Preferred Stock has been given and if we have deposited the funds necessary for such redemption with the paying agent for the benefit of the holders of any of the shares of Series B Preferred Stock to be redeemed, then from and after the redemption date, dividends will cease to accumulate on those shares of Series B Preferred Stock, those shares of Series B Preferred Stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed will be selected (1) pro rata, (2) by lot or (3) by any other fair and equitable method that our Board of Directors may choose.
Unless full cumulative dividends for all applicable past dividend periods on all shares of Series B Preferred Stock and any shares of stock that rank on parity with regards to dividends and upon liquidation have been or contemporaneously are declared and paid (or declared and a sum sufficient for payment set apart for payment), no shares of Series B Preferred Stock will be redeemed. In such event, we also will not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by exchange for our capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation). However, the foregoing will not prevent us from purchasing shares pursuant to our charter, in order to ensure that we continue to meet the requirements for qualification as a REIT, or from acquiring shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock and any shares of stock that rank on parity with regards to dividends and upon liquidation. Upon listing, if any, of the Series B Preferred Stock on Nasdaq or another national securities exchange, so long as no dividends are in arrears, we will be entitled at any time and from time to time to repurchase shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.
We will deliver a notice of redemption, by overnight delivery, by first class mail, postage prepaid or electronically to holders thereof, or request our agent, on behalf of us, to promptly do so by overnight delivery, by first class mail, postage prepaid or electronically. The notice will be provided not less than 30 nor more than 60 days prior to the date fixed for redemption in such notice. Each such notice will state: (1) the date for redemption; (2) the number of Series B Preferred Stock to be redeemed; (3) the CUSIP number for the Series B Preferred Stock; (4) the applicable redemption price on a per share basis; (5) if applicable, the place or places where the certificate(s) for such shares are to be surrendered for payment of the price for redemption; (6) that dividends on the Series B Preferred Stock to be redeemed will cease to accumulate from and after such date of redemption; and (7) the applicable provisions of our charter under which such redemption is made. If fewer than all shares held by any holder are to be redeemed, the notice delivered to such holder will also specify the number of Series B Preferred Stock to be redeemed from such holder or the method of determining such number. We may provide in any such notice that such redemption is subject to one or more conditions precedent and that we will not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such notice. No defect in the notice or delivery thereof will affect the validity of redemption proceedings, except as required by applicable law.
If a redemption date falls after a record date and on or prior to the corresponding dividend payment date, each holder of Series B Preferred Stock at the close of business on that record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date, and the redemption price received by the holder on the redemption date will be $25.00 per share.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series B Preferred Stock will be entitled to be paid, out of our assets legally available for distribution to our stockholders, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends on such shares to, but excluding, the date of payment, but without interest, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock that ranks junior to the Series B Preferred Stock as to liquidation rights. If our assets legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series B Preferred Stock and the liquidation preference on any shares of preferred stock equal in rank with the Series B Preferred Stock, all assets distributed to the holders of the Series B Preferred Stock and any other series of preferred stock equal in rank with the Series B Preferred Stock will be distributed ratably so that the amount of assets distributed per share of Series B Preferred Stock and such other series of preferred stock equal in rank with the Series B Preferred Stock will in all cases bear to each other the same ratio that the liquidation preference per share on the Series B Preferred Stock and on such other series of preferred stock bear to each other. Written notice of any such liquidation, dissolution or winding up of us, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances will be payable, will be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective addresses of such holders as the same appear on the stock transfer records of the Company. After payment of the full amount of the liquidation preference, plus any accumulated and unpaid dividends to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. If we convert into or consolidate or merge with or into any other corporation, trust or entity, effect a statutory share exchange or sell, lease, transfer or convey all or substantially all of our property or business, we will not be deemed to have liquidated, dissolved or wound up.
Voting Rights
Holders of the Series B Preferred Stock will not have any voting rights, except as described below.
Whenever dividends on any shares of Series B Preferred Stock are in arrears for 18 or more consecutive months (a “Dividend Default”), then the holders of those shares together with the holders of all other series of preferred stock equal in rank with the Series B Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote separately as a class for the election of a total of two additional directors on our Board of Directors.
The election of these directors will take place at a special meeting called upon the written request of the holders of record of at least 20% of the outstanding shares of Series B Preferred Stock or holders of record of at least
20% of any class or series of preferred stock equal in rank with the Series B Preferred Stock which like voting rights have been conferred and are exercisable (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated from past dividend periods and the then current dividend period have been paid (or declared and a sum sufficient for payment set apart). A quorum for any such meeting will exist if at least a majority of the total outstanding shares of Series B Preferred Stock and outstanding shares of preferred stock equal in rank with the Series B Preferred Stock entitled to like voting rights are represented in person or by proxy at that meeting. The directors elected as described above will be elected upon the affirmative vote of a plurality of the votes cast by the holders of shares of Series B Preferred Stock and preferred stock equal in rank with the Series B Preferred Stock, voting separately as a single class, present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series B Preferred Stock have been paid in full or declared or set apart for payment in full the holders of the Series B Preferred Stock will be divested of the right to elect directors and, if all dividend arrearages have been paid in full or declared and set apart for payment in full on all series of preferred stock entitled to like voting rights, the term of office of each director so elected will terminate. Any director so elected may be removed at any time with or without cause by, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series B Preferred Stock having the voting rights described above, voting separately as a single class with all classes or series of preferred stock entitled to like voting rights. So long as a dividend arrearage continues, any vacancy in the office of a director elected as described above may be filled by written consent of the director elected as described above who remains in office, or if none remains in office, by a vote of the holders of record of the outstanding shares of Series B Preferred Stock when they have the voting rights described above, voting separately as a single class with all classes or series of preferred stock entitled to like voting rights, by majority vote. These directors will each be entitled to one vote per director on any matter.
So long as any shares of Series B Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of our charter, including the articles supplementary designating the Series B Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock. However, with respect to the occurrence of any event listed above, so long as the Series B Preferred Stock remains outstanding (or shares issued by a surviving entity in substitution for the Series B Preferred Stock) with its terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Stock. In addition (i) any increase in the number of authorized shares of Series B Preferred Stock, (ii) any increase in the number of authorized shares of preferred stock or the creation or issuance of any other class or series of preferred stock or (iii) any increase in the number of authorized shares of such class or series, in each case ranking equal with or junior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of Series B Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.
Restrictions on Ownership and Transfer
For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that we continue to meet the requirements for qualification as a REIT, our charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 3.3% in value of our outstanding capital stock. Our Board of Directors may waive this ownership limit with respect to a stockholder if evidence satisfactory to our Board of Directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would result in a direct or indirect ownership of capital stock by a stockholder in excess of the ownership limit or that would result in our failure to meet the requirements for qualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in our being “closely held” within the meaning of section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the 3.3% ownership limit will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary